Exhibit 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) G84-5708

Website: www.nvgos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 -After Issuance of Stock)

1. Name of Corporation:

ERF Wireless, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

FOURTH: Authorized Shares.

1. The total number of shares of stock of all classes which the Corporation shall have authority to issue is One Billion (1,000,000,000), of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of$0.001 per share ("Preferred Stock"), and Nine Hundred Seventy Five Million (975,000,000) shall be shares of Common Stock with a par value of $0.00.1 per share ("Common Stock").

THIS AMENDMENT IS ONLY AS TO ARTICLE FOURTH, PARAGRAPH 1. THE REMAINING PROVISIONS OF ARTICLE FOURTH SHALL REMAIN UNCHANGED.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.24% Common, 100% Pref. A.

4. Effective date of filing: (optional)                                     3/28/11

                                                                  (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.